                                                                     Exhibit 2.2

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, is made and entered into as of February 28, 1997 ("Merger Agreement"), among TriQuest Design Automation, Inc., a
           ----------------
California corporation ("TriQuest" or the "Surviving Corporation"), and NYE
                         --------          ---------------------
Acquisition, Inc., a California corporation ("Sub"; TriQuest and Sub are
                                              ---
sometimes jointly referred to herein as the "Constituent Corporations").
                                             ------------------------

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

                                   ARTICLE I

                                   The Merger
                                   ----------

     1.1  Merger of Sub With and Into TriQuest.
          ------------------------------------

          (a) Agreement to Acquire TriQuest.  Subject to the terms of this
              -----------------------------
Merger Agreement and an Agreement and Plan of Reorganization dated as of February 17, 1997 (the "Reorganization Agreement") by and among Summit Design,
                        ------------------------
Inc. ("Summit"), Sub and TriQuest, TriQuest shall be acquired by Summit through
       ------
a merger (the "Merger") of Sub into TriQuest.  As used herein, the term "Summit
               ------                                                    ------
ommon Stock" shall mean the Common Stock, par value $0.01 per share, of Summit,
------------
and the term "Closing" shall mean the closing of the Merger pursuant to the
              -------
Reorganization Agreement.

          (b) Effective Time of the Merger.  The Merger shall become effective
              ----------------------------
at such time (the "Effective Time") as this Merger Agreement and officers'
                   --------------
certificates of each Constituent Corporation are filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law.

          (c) Surviving Corporation.  At the Effective Time, Sub shall be merged
              ---------------------
into TriQuest and the separate corporate existence of Sub shall cease. TriQuest shall be the surviving corporation in the Merger and all of the property, rights, privileges, powers and franchises of TriQuest and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of TriQuest and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.2  Effect of the Merger; Additional Actions.
          ----------------------------------------

          (a) Effects.  The Merger shall have the effects set forth in Section
              -------
1107 of the California General Corporation Law.

          (b) Additional Actions.  If, at any time after the Effective Time, the
              ------------------
Surviving Corporation shall consider or be advised that any further action is necessary or desirable to carry out the purposes of the Reorganization Agreement and to vest the Surviving Corporation with full right, title and possession to the assets, property, rights, privileges, powers and franchises of TriQuest and Sub, the officers and directors of TriQuest and the former officers and directors of Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                          The Constituent Corporations
                          ----------------------------

     2.1  Organization of TriQuest.
          ------------------------

          (a) Incorporation.  TriQuest was incorporated under the laws of the
              -------------
State of California on February 16, 1995.

          (b) Authorized Stock.  TriQuest is authorized to issue an aggregate of
              ----------------
twenty million (20,000,000) shares of Common Stock ("TriQuest Common Stock"),
                                                     ---------------------
seven million three hundred fifty-four thousand five hundred (7,354,500) shares of Preferred Stock, one million three hundred fifty-four thousand five hundred (1,354,500) of which have been designated Series A Preferred Stock ("TriQuest
                                                                     --------
Series A Preferred Stock") and six million (6,000,000) of which have been
------------------------
designated Series B Preferred Stock ("TriQuest Series B Preferred Stock").
                                      ---------------------------------

          (c) Outstanding Stock.  As of February 20, 1997, 2,877,513 shares of
              -----------------
TriQuest Common Stock were outstanding, 1,354,500 shares of TriQuest Series A Preferred Stock were outstanding and 4,849,662 shares of TriQuest Series B Preferred Stock were outstanding. All shares of TriQuest Series A Preferred Stock and TriQuest Series B Preferred Stock were voluntarily converted into Common Stock immediately prior to the filing of the Merger Agreement. As a result, immediately prior to the filing of this Merger Agreement, there were 9,081,675 shares of TriQuest Common Stock outstanding and no shares of TriQuest Series A Preferred Stock or TriQuest Series B Preferred Stock outstanding.

     2.2  Organization of Sub.
          -------------------

          (a) Incorporation.  Sub was incorporated under the laws of the State
              -------------
of California on February 19, 1997.

          (b) Authorized Stock.  Sub is authorized to issue an aggregate of
              ----------------
1,000 shares of Common Stock, $0.01 par value ("Subsidiary Stock").
                                                ----------------

          (c) Outstanding Stock.  On the date hereof, an aggregate of 1,000
              -----------------
shares of Subsidiary Stock are outstanding.

                                  ARTICLE III

             Articles of Incorporation of the Surviving Corporation
             ------------------------------------------------------

     3.1  Articles of Incorporation of Surviving Corporation.  At the Effective
          --------------------------------------------------
Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit A hereto.

                                   ARTICLE IV

                Effect of the Merger on the Capital Stock of the
                ------------------------------------------------
               Constituent Corporations; Exchange of Certificates
               --------------------------------------------------

     4.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of the holder of any shares of TriQuest Common Stock or TriQuest Series A Preferred Stock or TriQuest Series B Preferred Stock:

          (a) Capital Stock of Sub.  Each share of Common Stock of Sub issued
              --------------------
and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Summit-Owned and TriQuest-Owned Stock.  Each share
              -----------------------------------------------------
of TriQuest Common Stock that is owned directly or indirectly by Sub, Summit or TriQuest or by any wholly-owned subsidiary of Summit or TriQuest shall be canceled and extinguished without any conversion thereof.

          (c) Conversion of TriQuest Unvested Common Stock.  Each share of
              --------------------------------------------
TriQuest Common Stock issued and outstanding immediately prior to the Effective Time which is subject to vesting and is not fully vested immediately prior to the Effective Time (the "Unvested Common Stock"), other than shares to be canceled pursuant to Section 4.1(b) hereof and shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("Dissenting Shares"), will be canceled and extinguished
                          -----------------
and be converted automatically into the right to receive .06001 shares of Summit Common Stock upon the surrender of the certificate representing each such share of TriQuest Common Stock. Each share of Summit Common Stock so issued (A) shall be subject to vesting on the same terms and vesting schedule as the share of Unvested Common Stock surrendered in respect thereof, (B) shall bear such restricted legends as are deemed appropriate by counsel to Summit and (C) shall be held in escrow by Summit pending vesting pursuant to the terms of the agreements which provide for TriQuest's repurchase rights with respect to such Unvested Common Stock.

          (d) Conversion of TriQuest Vested and Non-Vesting Common Stock.  Each
              ----------------------------------------------------------
share of TriQuest Common Stock (including all shares of TriQuest Common Stock issued upon conversion of all TriQuest Series A Preferred Stock and TriQuest Series B Preferred Stock immediately prior to the closing) issued and outstanding immediately prior to the Effective Time, other than Unvested Common Stock, shares to be canceled pursuant to Section 4.1(b) hereof and Dissenting Shares, will be canceled and extinguished and be converted automatically into the right to receive .06001 shares of Summit Common Stock upon the surrender of the certificate representing each such share of TriQuest Common Stock.

          (e) Stock Options.  At the Effective Time, all options to purchase
              -------------
TriQuest Common Stock (each a "TriQuest Option") then outstanding shall be
                               ---------------
assumed by Summit in accordance with the provisions described below:

              (i) At the Effective Time, each outstanding TriQuest Option, whether vested or unvested, shall be, in connection with the Merger, assumed by Summit. Each TriQuest Option so assumed by Summit shall continue to have, and be subject to, the same terms and conditions set forth in the option plan and/or option agreement governing such TriQuest Option immediately prior to the Effective Time, except that (A) such TriQuest Option shall be exercisable for that number of whole shares of Summit Common Stock equal to the product of the number of shares of TriQuest Common Stock that were issuable upon exercise of such TriQuest Option immediately prior to the Effective Time multiplied by
 .06001, rounded down to the nearest whole number of shares of Summit Common Stock, and (B) the per share exercise price for the shares of Summit Common Stock issuable upon exercise of such assumed TriQuest Option shall be equal to the quotient determined by dividing the exercise price per share of TriQuest Common Stock at which such TriQuest Option was exercisable immediately prior to the Effective Time by .06001, rounded up to the nearest whole cent.

              (ii) Promptly following the Effective Time, Summit will issue to each holder of an outstanding TriQuest Option a document evidencing the foregoing assumption of such TriQuest Option by Summit.

          (f) Dissenters' Rights.  If holders of TriQuest Common Stock are
              ------------------
entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California General Corpo ration Law, any Dissenting Shares shall not be converted into Summit Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California General Corporation Law.

          (g) Fractional Shares.  No fraction of a share of Summit Common Stock
              -----------------
shall be issued, but in lieu thereof, each holder of shares of TriQuest Common Stock who would otherwise be entitled to a fraction of a share of Summit Common Stock (after aggregating all fractional shares of Summit Common Stock to be received by such holder) shall be paid by Summit an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of a share of Summit Common Stock for the five
(5) consecutive trading days ending on the trading day immediately prior to the date of the Closing, as reported on the Nasdaq National Market.

          (h) Escrow.  A portion of the shares of Summit Common Stock otherwise
              ------
issuable by Summit in connection with the Merger shall be placed in escrow by Summit (the "Escrow Amount"), the release of which shall be contingent upon
             -------------
certain events and conditions specified in the Reorganization Agreement.

     4.2  Exchange of Certificates.
          ------------------------

          (a) Exchange Agent.  Prior to the Effective Time, Summit shall
              --------------
designate a bank or trust company reasonably acceptable to TriQuest to act as exchange agent (the "Exchange Agent") in the Merger.
                     --------------

          (b) Summit to Provide Common Stock.  As of the date of the Closing,
              ------------------------------
Summit shall deposit with the Exchange Agent for exchange in accordance with
Section 4.1 herein (i) certificates representing the aggregate number of shares of Summit Common Stock issuable in exchange for outstanding shares of TriQuest Common Stock; provided that, Summit shall cause to be deposited into escrow a number of shares of Summit Common Stock equal to the Escrow Amount out of the aggregate number of shares of Summit Common Stock otherwise issuable, and (ii) cash sufficient to make payments in lieu of fractional shares. The portion of the Escrow Amount contributed on behalf of each holder of TriQuest Common Stock shall be equal to one-tenth (1/10th) of the aggregate number of shares of Summit Common Stock which such holder is otherwise entitled to receive and shall be allocated among vested and unvested shares of Summit Common Stock in the same proportion of vested and unvested shares of Summit Common Stock which such holder is entitled to receive.

          (c) Exchange Procedures. Promptly after the Effective Time, the
              -------------------
Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the
                                  ------------
Effective Time represented outstanding shares of TriQuest Common Stock whose shares were converted into the right to receive shares of Summit Common Stock,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Summit may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Summit Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Summit, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Summit Common Stock (less the number of shares of Summit Common Stock, if any, (i) to be deposited in the escrow fund on such holder's behalf and (ii) to be held in escrow on such holder's behalf pending vesting), plus cash in lieu of fractional shares to which such holder is entitled, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TriQuest Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Summit Common Stock into which such shares of TriQuest Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Summit Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Summit Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Summit Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Summit Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Summit
              ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Summit or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Summit Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Summit or any agent designated by it that such tax has been paid or is not payable.

          (f) No Further Ownership Rights in TriQuest Common Stock. All shares
              ----------------------------------------------------
of Summit Common Stock issued upon the surrender for exchange of shares of TriQuest Common Stock in accordance with the terms of this Section 4.2 (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TriQuest Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of TriQuest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided herein.

          (g) Lost, Stolen or Destroyed Certificates. In the event any
              --------------------------------------
Certificates evidencing shares of TriQuest Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Summit Common Stock and cash for fractional shares, if any; provided, however, that Summit may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Summit or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE V

                                  Termination
                                  -----------

     5.1  Termination by Mutual Agreement.  Notwithstanding the approval of this
          -------------------------------
Merger Agreement by the shareholders of TriQuest, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Constituent Corporations.

     5.2  Termination of Reorganization Agreement.  Notwithstanding the approval
          ---------------------------------------
of this Merger Agreement by the shareholders of TriQuest, this Merger Agreement shall terminate forthwith if the Reorganization Agreement is terminated as provided therein.

     5.3  Effects of Termination.  In the event of the termination of this
          ----------------------
Merger Agreement, this Merger Agreement shall become void and there shall be no liability on the part of either TriQuest or Sub or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

                                   ARTICLE VI

                               General Provisions
                               ------------------

     6.1  Amendment.  This Merger Agreement may be amended by the parties hereto
          ---------
any time before or after approval hereof by the shareholders of TriQuest, but after such approval, no amend ment shall be made that by law requires the further approval of shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.2  Counterparts.  This Merger Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     6.3  Governing Law.  This Merger Agreement shall be governed by and
          -------------
construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                      TRIQUEST DESIGN AUTOMATION, INC.


                                      By:  /s/ Stephen Butler
                                           ------------------------------
                                           Stephen B. Butler
                                           President and Chief Executive
                                           Officer


                                      By:  /s/ Jayanta Roy
                                           ------------------------------
                                           Jayanta Roy
                                           Secretary


                                      NYE ACQUISITION, INC.


                                      By:  /s/ Larry J. Gerhard
                                           -----------------------------
                                           Larry J. Gerhard
                                           President


                                      By:  /s/ C. Albert Koob
                                           -----------------------------
                                           C. Albert Koob
                                           Secretary

                                   EXHIBIT A
                                   ---------

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        TRIQUEST DESIGN AUTOMATION, INC.


                                   ARTICLE I

     The name of this Corporation is "TriQuest Design Automation, Inc."

                                   ARTICLE II

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     The Corporation is authorized to issue one class of shares designated "Common Stock." The total number of shares that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with a par value of $0.01 per share.

                                   ARTICLE IV

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article IV shall not adversely affect any right or protection of a director under this Article IV that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE V

     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article V shall not adversely affect any contract or other right to indemnification of an agent of the Corporation that existed at or prior to the time of such amendment, repeal or modification.

                                      -9-